EXHIBIT 99.1

                               JOINT PRESS RELEASE

         SUBSIDIARY OF VOICESTREAM WIRELESS CORPORATION COMMENCES OFFERS TO PURCHASE OUTSTANDING SERIES A ZERO COUPON NOTES DUE 2006 AND SERIES B ZERO COUPON NOTES DUE 2008 OF AERIAL COMMUNICATIONS, INC.

BELLEVUE, Wash. -- March 15, 2000 -- VoiceStream Wireless Corporation ("VoiceStream") (NASDAQ: VSTR) announced today that its subsidiary, VoiceStream Subsidiary IV Corporation (the "Offeror"), has commenced offers (the "Offers") to purchase for cash any or all of the outstanding Series A Zero Coupon Notes Due 2006 (the "Series A Notes") and the Series B Zero Coupon Notes due 2008 (the "Series B Notes") (together, the "Notes") of Aerial Communications, Inc. ("Aerial"), (NASDAQ: AERL), of which $226,245,000 in principal amount at maturity of the Series A Notes and $219,975,000 in principal amount at maturity of the Series B Notes is outstanding.

Under the terms of the Offers, the Offeror will purchase the outstanding Notes at an amount, per $1,000 principal amount at maturity of Notes tendered pursuant to the Offers, equal to the present value on the payment date of the applicable earliest redemption price of the Notes as of the applicable earliest redemption date discounted at a yield equal to the sum of (i) the yield on particular reference Treasury securities plus (ii) a fixed spread of 55 basis points, as more fully described in the Offer to Purchase and Consent Solicitation Statement dated March 15, 2000 of the Offeror.


      Note/CUSIP Number             Principal           Earliest          Fixed        Reference Security      Consent
                                     Amount            Redemption Date    Spread         (U.S. Treasury)       Payment
                                     ------            ---------------    ------       ------------------      -------

       Series A Notes             $226,245,000          11/1/2001         0.55%          5 7/8% Note due         $20.00
          CUSIP No.                                                                       10/31/2001
          029062AA4
       Series B Notes             $219,975,000          2/1/2003          0.55%          5 1/2% Note due         $20.00
          CUSIP No.                                                                        1/31/2003
          007655AA1


         In connection with the Offers, the Offeror is also seeking consents to certain proposed amendments to the respective indentures under which the Notes were issued. The purpose of the Offers and Consent Solicitations are to facilitate a reorganization and related financial restructuring of VoiceStream and its affiliates, including the merger of Aerial into the Offeror, which will result in Aerial becoming a wholly-owned subsidiary of VoiceStream. The Offers and acceptance of the Notes for payment are conditioned upon, among other things, completion of the Aerial merger and receipt by the Offeror of Consents to the proposed amendments with respect to each Series of Notes representing not less than a majority in principal amount at maturity of the outstanding Notes of such Series.

         To receive the total consideration for their Notes, holders must tender and not withdraw such tender of Notes at or prior to 5:00 p.m., New York City time, on March 31, 2000 (the "Consent Date"), unless it is extended with respect to either Series of Notes. The Offer will expire at 5:00 p.m., New York time, on April 12, 2000 (the "Expiration Date"), unless it is extended. Payment for the Notes tendered and not withdrawn prior to the Expiration Date will be made in cash on the payment date, which is expected to be promptly after the

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acceptance  date,  as more fully  described in the Offer to Purchase and Consent
Solicitation Statement. Credit Suisse First Boston will act as Dealer Manager and as Solicitation Agent for the Solicitation for the Offers and Consent Solicitations; MacKenzie Partners, Inc. will act as Information Agent; and Bank One Trust Company, N.A. will act as Depositary.

         Additional information concerning the terms of the Offer and Consent Solicitations may be obtained from Credit Suisse First Boston at 1-800-820-1653. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc. at 212-929-5500 or 800-322-2885.

         VoiceStream Subsidiary IV Corporation is a wholly-owned subsidiary of VoiceStream Wireless Corporation, which is a leading provider of personal communications services through technology based on the wireless communications standard known as Global System for Mobile Communications, commonly known as GSM. VoiceStream's licenses, together with licenses held by joint ventures in which it is an investor, cover 17 of the 25 largest markets in the continental United States and over 193 million persons.

     Aerial Communications, headquartered in Chicago, holds licenses to provide fully digital PCS service in areas covering 27.5 million persons of the U.S. population. Aerial's markets include Columbus, Ohio; Houston, Minneapolis, Kansas City, Pittsburgh and Tampa/Orlando/St. Petersburg. Aerial offers coverage coast-to-coast throughout the U.S. as well as international roaming with more than 75 wireless partners. Aerial's web site is www.aerial.com.

         This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related Indentures. The Offers and the Consent Solicitation are made solely by the Offer to Purchase and Consent Solicitation Statement dated March 15, 2000 by the Offeror.






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